Exhibit k.14
FIFTH AMENDMENT TO CREDIT AGREEMENT
     This Fifth Amendment to Credit Agreement (the “Amendment”) is made as of June 20, 2009, by and among TORTOISE ENERGY CAPITAL CORPORATION, a Maryland corporation (the “Borrower”); U.S. BANK NATIONAL ASSOCIATION, a national banking association, and COMERICA BANK (each a “Bank” and, collectively, the “Banks”); and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as the lender for Swingline Loans (in such capacity, the “Swingline Lender”), as agent for the Banks hereunder (in such capacity, the “Agent”), and as lead arranger hereunder (in such capacity, the “Lead Arranger”). Capitalized terms used and not defined in this Amendment have the meanings given to them in the Credit Agreement referred to below.
Preliminary Statements
     (a) The Banks and the Borrower are parties to a Credit Agreement dated as of March 22, 2007, as amended by the First Amendment to Credit Agreement dated as of May 29, 2007, as further amended by the Second Amendment to Credit Agreement dated as of October 31, 2007, as further amended by the Third Amendment to Credit Agreement dated as of March 21, 2008, and as further amended by the Fourth Amendment to Credit Agreement dated as of March 20, 2009 (as so amended, and as the same may be further amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Credit Agreement”).
     (b) The Borrower has requested to renew and extend the term of the Credit Agreement until June 20, 2010, and to make certain modifications to the terms of the Credit Agreement as set forth in the Amendment.
     (c) In addition, Bank of America, N.A., a national banking association, has agreed to become a “Bank” under the Credit Agreement and shall have a Revolving Credit Loan Commitment of $10,000,000.
     (d) The Banks are willing to agree to the foregoing requests, subject, however, to the terms, conditions and agreements set forth below.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. New Bank. Bank of America, N.A. shall become and is hereby added as a “Bank” under the Credit Agreement.
     2. Modification to Section 1.1 Definitions. Section 1.1 of the Credit Agreement is modified as follows:
     A. The following definitions set forth in Section 1.1 of the Credit Agreement are hereby deleted in their entirety and are hereby replaced with the following:
     “Borrowing Base” means, at any date, an amount equal to (1) 33-1/3% of the total value of the Acceptable Assets of the Borrower on such date, minus (2) all of the Borrower’s “senior securities representing indebtedness” (as such term is used in the 1940 Act) other than the Loans, as set forth in the Borrowing Base Certificate most recently delivered to the Agent pursuant to Sections 6.1(b)(3) and/or 4.3(c).

     “Daily Reset Libor Rate” means, with respect to each day, the rate determined by the Agent equal to the quotient of (1) the average offered rate for deposits in Dollars for delivery of such deposits on a one-month basis, which appears on Reuters Screen LIBOR01 Page (or, any successor thereto) as of 11:00 a.m., London time (or such other time as of which such rate appears), or, if not available, the rate for such deposits determined by the Agent, in the Agent’s sole and reasonable discretion, at such time based on such other published service of general application as shall be selected by the Agent, in the Agent’s sole discretion, for such purpose, divided by (2) one minus the Eurocurrency Reserve Requirement, if any, on such day.
     “Termination Date” means June 20, 2010; provided, however, if such day is not a Business Day, the Termination Date shall be the immediately preceding Business Day.
     B. The following definition is hereby added to Section 1.1 of the Credit Agreement:
     “Acceptable Assets” means (1) New York Stock Exchange (NYSE), American Stock Exchange (AMEX), or National Association of Securities Dealers Automated Quotation (NASDAQ) securities with a market value of greater than or equal to $5.00 per share; (2) debt issues of the United States government, or any of its agencies; (3) debt issues with a Moody’s rating of no less than “Baa,” or a Standard & Poor’s rating of no less than “BBB”; (4) preferred shares with a Standard & Poor’s rating of “A” or higher; (5) shares of registered open-end or closed-end investment companies; (6) shares of unit investment trusts issued by registered investment companies; and (7) shares of exchange traded funds issued by registered investment companies.
     “Base Rate” means, as of any date, the greater of (1) the Prime Rate, or (2) the Federal Funds Rate plus 0.5%.
     “Defaulting Bank” means, at any time, any Bank that, at such time (1) has failed to make a Revolving Credit Loan or other Loan required pursuant to the terms of this Agreement, including, without limitation, the funding of any participation in accordance with the terms of this Agreement, (2) has failed to pay to the Agent or any other Bank, when due, an amount owed by such Bank pursuant to the terms of this Agreement, or (3) has been deemed insolvent or has become subject to a bankruptcy, receivership or insolvency proceeding, or to a receiver, trustee or similar official.
     “Federal Funds Rate” means the rate per annum determined by the Agent, in its sole discretion, for commercial overnight reserve trading transactions (for the Business Day immediately preceding the date of determination by the Agent) as quoted by the Federal Reserve Bank of New York or such financial news services (electronic or otherwise) as the Agent may elect, in its sole discretion, to use from time to time, which rate shall change with and be effective on the date of any change in such rate.
     3. Modification to Section 2.2(a). The following is hereby added as a new paragraph after the last full paragraph of Section 2.2(a) of the Credit Agreement:
          Notwithstanding anything herein to the contrary, on or after June 20, 2009, the Borrower may increase the total amount of this credit facility, as such amount is provided in Section 2.1 above, in an aggregate principal amount of up to $10,000,000 (for a total credit facility in an aggregate principal amount of up to $50,000,000) subject to the arrangement of additional commitments with financial institutions acceptable to the Borrower and the Agent; provided that in each case (1) no Bank will be required to increase its Revolving Credit Loan Commitment, (2) the Agent shall have no responsibility to
Fifth Amendment to Credit Agreement —Page 2

arrange any such additional commitments unless the Agent shall consent to such undertaking in a prior writing; and in any event, the Agent’s responsibility to arrange any additional commitments shall be subject to such conditions, including, but not limited to, fee arrangements, as the Agent may provide in connection therewith, (3) there is no continuing Default or Event of Default, and (4) the conditions to making a Revolving Credit Loan, as provided in Section 4.3(a) below, are satisfied.
     4. Modification to Section 2.3. Section 2.3 of the Credit Agreement is hereby deleted in its entirety and is hereby replaced with the following:
     2.3 Swingline Loans.
          (a) General. Upon the terms and subject to the conditions of this Agreement, the Swingline Lender, in its sole discretion, may make loans (“Swingline Loans”) to the Borrower from time to time on any Business Day during the period from and including the Closing Date but excluding the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the Swingline Loan Commitment at such time; provided, however, the aggregate principal balance of all Swingline Loans then outstanding (or which would be outstanding if such Swingline Loan were to be made) at any time plus the aggregate principal balance of all Revolving Credit Loans then outstanding shall not exceed the lesser of (1) the total Commitments of all Banks at such time, or (2) the Borrowing Base; provided further, the Swingline Lender shall have no obligation to make a Swingline Loan if the Swingline Lender has received notice from the Borrower or any Bank that one or more of the conditions precedent set forth in this Agreement have not been satisfied. Subject to the terms and conditions of this Agreement, during such period the Borrower may borrow, repay and re-borrow Swingline Loans.
          If the Borrower does not repay any Swingline Loans in accordance with the terms of this Agreement, the Swingline Note or any of the other Credit Documents, then the Banks shall reimburse the Swingline Lender on demand for the unpaid amount of such Swingline Loans. Such reimbursements shall be made by the Banks in accordance with their respective Pro-Rata Shares and shall thereafter be reflected as Revolving Credit Loans of the Banks on the books and records of the Agent. Each Bank shall fund its respective Pro-Rata Share of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 2:00 p.m., Central Time, on the next succeeding Business Day after such demand is made. No Bank’s obligation to fund its Pro-Rata Share of a Swingline Loan shall be affected by any other Bank’s failure to fund its Pro-Rata Share of a Swingline Loan. Similarly, the Borrower’s obligation to repay Swingline Loans shall not be affected by any Bank’s failure to reimburse the Swingline Lender pursuant to this Section 2.3.
          If any portion of any principal payment made by the Borrower to the Swingline Lender on account of any Swingline Loan shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all of the Banks in accordance with their respective Pro-Rata Shares.
          Each Bank acknowledges and agrees that its obligation to reimburse Swingline Loans in accordance with the terms of this Section 2.3 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the existence of a Default or an Event of Default. Further, each Bank agrees and acknowledges that if prior to the reimbursing of any outstanding Swingline Loans pursuant to this Section 2.3, one of the events described in Section 7.1(e) shall have occurred, each Bank will, on the date the applicable Revolving Credit Loan would have been made, purchase, without warranty or recourse, an undivided participating interest in the Swingline Loan to be reimbursed in an amount equal to its Pro-Rata Share of the aggregate amount of such Swingline Loan. Each Bank will immediately transfer to the Swingline Lender, in immediately available funds, the amount
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of its participation and upon receipt thereof the Swingline Lender will deliver to such Bank a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Bank such Bank’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Bank its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded).
          The parties acknowledge that the Swingline Loan facility referred to in this Section 2.3 is a subfacility of the Revolving Credit Loan facility referred to in Section 2.2 above and, accordingly, its use by the Borrower shall act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available to the Borrower under such Revolving Credit Loan facility.
          (b) Swingline Note. Swingline Loans made by the Swingline Lender shall be evidenced by a promissory note of the Borrower in favor of the Swingline Lender in substantially the form of Exhibit C hereto (as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Swingline Note”). The Swingline Note shall be in a principal amount equal to the total Swingline Loan Commitment then in effect and otherwise duly completed.
     5. Modification to Section 3.4(a). Section 3.4(a) of the Credit Agreement is hereby deleted in its entirety and is hereby replaced with the following:
          (a) Borrowing Base Compliance. The sum of the outstanding balance of all Loans shall not, at any time, exceed the Borrowing Base; provided, however, and notwithstanding anything to the contrary herein, during the period between the dates in which the Borrower is required to provide a Borrowing Base Certificate to the Agent, pursuant to Sections 4.3(c) and 6.1(b)(3) of this Agreement, the sum of the outstanding balance of all Loans may be less than or equal to, but may not exceed, an amount (the “Interim Threshold”) equal to (i) 50% of the total value of the Acceptable Assets of the Borrower less (ii) all of the Borrower’s “senior securities representing indebtedness” (as such term is used in the 1940 Act) other than Loans. If at any time the sum of the outstanding Loans exceeds the amount permitted hereby, the Borrower shall immediately prepay the Loans in an amount equal to the amount of such excess.
     6. Modification to Section 3.7(b). The reference to “1:00” in Section 3.7(b) of the Credit Agreement is hereby deleted and is hereby replaced with “2:00.”
     7. Modification to Section 3.12. Section 3.12 of the Credit Agreement is hereby deleted in its entirety and is hereby replaced with the following:
     3.12 Non-Receipt of Funds by Agent.
          (a) Notwithstanding anything to the contrary in this Agreement, the Agent shall not be required to make any amount available to the Borrower hereunder except to the extent that the Agent shall have received such amounts from the Banks as set forth herein; provided, however, that unless the Agent shall have been notified by a Bank prior to the time the applicable Loan is to be made hereunder that such Bank does not intend to make its Pro-Rata Share of the applicable Loan available to the Agent, the Agent may (but is not required to) assume that such Bank has made such Pro-Rata Share available to the Agent prior to such time, and the Agent may in reliance upon such assumption make available to the Borrower a corresponding amount. In such event, if a Bank has not in fact made its share of the applicable borrowing available to the Agent, then the applicable Bank and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day
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from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of payment to be made by such Bank, the greater of the daily average of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the Base Rate. If the Borrower and such Bank shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Bank pays its share of the applicable borrowing to the Agent, then the amount so paid shall constitute such Bank’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Bank that shall have failed to make such payment to the Agent. If at any time a Bank is obligated to make a Loan but does not make such Loan available, either to the Borrower or the Agent, as applicable, such unfunded amount shall be deemed to be outstanding for purposes of calculating the Unused Line Fee.
          (b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may (but is not required to) assume that the Borrower has made such payment in full to the Agent on such date and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the greater of the daily average of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
     8. Modification to Section 3.15. Section 3.15 of the Credit Agreement is hereby deleted in its entirety and is hereby replaced with the following:
     3.15 Libor Loan Provisions.
          (a) Market Disruption. Notwithstanding anything herein to the contrary, if the Agent, in consultation with the Banks, reasonably determines (in its sole discretion and which determination shall be conclusive) that (i) any condition exists which impairs the Agent’s or any Bank’s ability to readily and reliably ascertain the Libor Rate or Daily Reset Libor Rate, as the case may be, for Loans (whether due to disruption in the relevant markets, suspension of quotations, or otherwise), or (ii) the Libor Rate or Daily Reset Libor Rate, as determined pursuant to the definition thereof, will not adequately and fairly reflect the cost of maintaining or funding any Loan that accrues interest either at the Libor Rate or Daily Reset Libor Rate, then, in each case, the Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, interest shall accrue on the Loans at the Base Rate. In each case the Agent agrees to give notice to the Borrower promptly after the circumstances specified in this paragraph (a) no longer exist.
          (b) Illegality; Regulatory Change. Notwithstanding anything herein to the contrary, if it becomes unlawful for any Bank to honor its obligation to make or maintain Loans hereunder, then such Bank shall promptly notify the Borrower thereof (with a copy to the Agent), and for the period of such illegality, interest shall accrue on the Loans at a rate designated by the Agent which shall be the Agent’s Base Rate. Furthermore, if, by reason of any Regulatory Change, any Bank becomes subject to restrictions on the amount of a category of deposits or liabilities which it may hold which includes deposits by reference to which the interest rate on Loans is determined as provided in this Agreement or a category of assets of such Bank which includes Loans for which the interest rate is determined on the basis of a Libor Rate or a Daily Reset Libor Rate, then, if such Bank so elects by notice to the Borrower
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thereof (with a copy to the Agent), interest shall, for the duration of such Regulatory Change, accrue on the Loans made by such Bank at a rate designated by the Agent which shall be the Agent’s Base Rate. Such Bank agrees to give notice to the Borrower (with a copy to the Agent) promptly after the circumstances specified in this paragraph (b) no longer exist.
          (c) Breakage Costs; Funding Indemnification. If any payment or prepayment is made or applied in respect of any Loan before the last day of the applicable Interest Period (whether due to voluntary prepayment, acceleration of the Loan, or otherwise), the Borrower shall pay to the Agent, as liquidated damages for the loss of the bargain and/or anticipated resulting damages and not as a penalty, an amount which, when added to the interest otherwise accruing in respect of such Loan, would enable the Banks to realize the rate due on the Loans hereunder on the principal amount of such Loan for the entirety of such Interest Period. Similarly, if the Borrower fails to borrow any Loan on the date for borrowing specified hereunder, the Borrower shall pay to the Agent such amount as shall be sufficient, in the reasonable judgment of the Agent, to compensate it for any loss, cost or expense resulting therefrom.
     9. Addition of Section 3.16. The following is hereby added to the Credit Agreement as Section 3.16:
     3.16 Defaulting Bank.
          (a) Remedies Against Defaulting Bank. In addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or applicable law, if at any time a Bank is a Defaulting Bank, such Defaulting Bank’s right to collect any fee that it may be entitled to under this Agreement or to participate in the administration of the Loans pursuant to the terms of this Agreement and the other Credit Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Required Banks, shall be suspended while such Bank remains a Defaulting Bank; provided, however, that the Commitments of such Bank may not be increased and the period of such Commitments may not be extended without such Bank’s written consent. If a Bank is a Defaulting Bank because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under this Agreement, the Agent shall be entitled (i) to collect interest from such Defaulting Bank on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the greater of the daily average of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Bank under this Agreement or any other Loan Document until such defaulted payment and related interest has been paid in full and such default no longer exists, and (iii) to bring an action or suit against such Defaulting Bank in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Bank’s Loans shall not be paid to such Defaulting Bank and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Bank upon the default of such Defaulting Bank being cured.
          (b) Purchase from Defaulting Bank. Any Bank that is not a Defaulting Bank shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Bank’s Commitments and such Defaulting Bank’s rights under the Loans outstanding and payable to such Defaulting Bank. If more than one Bank exercises such right, each such Bank shall have the right to acquire such Defaulting Bank’s Commitments and rights pro rata in accordance with each purchasing Bank’s Revolving Credit Loan Commitments at such time. Upon any such purchase, the Defaulting
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Bank’s interest in its Loans and its rights hereunder (but not its liability in respect thereof or under the Credit Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Bank shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser thereof, including an assignment agreement in form as Exhibit F. The purchase price for the Commitments of a Defaulting Bank shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Bank. The purchaser shall pay to the Defaulting Bank in immediately available funds in Dollars on the date of such purchase the principal of and accrued and unpaid interest and fees on the Loans made by such Defaulting Bank hereunder (it being understood that such accrued and unpaid interest and fees may be paid pro rata to the purchasing Bank and the Defaulting Bank by the Agent at a subsequent date upon receipt of payment of such amounts from the Borrower). Prior to payment of such purchase price to a Defaulting Bank, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of the immediately preceding subsection (a). The Defaulting Bank shall be entitled to receive amounts owed to it by the Borrower under the Credit Documents which accrued prior to the date of the default by the Defaulting Bank, to the extent the same are received by the Agent from or on behalf of the Borrower. There shall be no recourse against any Bank or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.
          (c) Reduction of Swingline Loan Commitment of Defaulting Bank. At any time a Bank becomes a Defaulting Bank, then, at the Agent’s option in its sole discretion such Defaulting Bank’s Swingline Loan Commitment, if any, shall be reduced to the amount of such Defaulting Bank’s outstanding Swingline Loans, without prejudice to the Borrower’s rights under Section 2.2 of the Credit Agreement.
     10. Modification to Section 6.1(m). Section 6.1(m) of the Credit Agreement is hereby deleted in its entirety and is hereby replaced with the following:
          (m) Credit Rating. The Borrower shall maintain a minimum unsecured credit rating with respect to the Senior Notes of “A-2” by Moody’s Investor Service, Inc. (or an equivalent nationally recognized statistical rating organization).
     11. Addition of Section 6.1(n). The following is hereby added as Section 6.1(n) of the Credit Agreement.
          (n) Custodian of Securities Account. In the event that U.S. Bank National Association shall not be the custodian of the Securities Account, the Borrower agrees to take such actions and enter into such agreements as U.S. Bank National Association, in its sole discretion, shall deem necessary to establish a security interest securing the Borrower’s payment and performance under this Agreement, the Notes and the other Credit Documents.
     12. Addition of Section 7.1(l). The following is hereby added to Section 7.1 of the Credit Agreement:
(l)	Borrowing Base Compliance. Notwithstanding anything herein to the contrary, the Borrower shall fail to comply with the Interim Threshold as set forth in Section 3.4(a) above, and such failure is not cured within five (5) Business Days from the date of such failure to perform or observe.
     13. Modification to Exhibit A. Exhibit A as attached to the Credit Agreement is hereby deleted in its entirety and is hereby replaced with Exhibit A, attached to this Amendment.
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     14. Modification to Exhibit D. Exhibit D as attached to the Credit Agreement is hereby deleted in its entirety and is hereby replaced with Exhibit D, attached to this Amendment.
     15. Modification to Borrower’s Address for Notices. The Borrower’s address for Notices, as set forth under the Borrower’s signature to the Credit Agreement, is hereby deleted in its entirety and is hereby replaced with the following:
Tortoise Energy Capital Corporation
11550 Ash Street
Leawood, Kansas 66211
Attn: Terry Matlack
Fax No.: 913-981-1021
     16. Revolving Credit Note. Contemporaneously with the execution and delivery of this Amendment, the Borrower, as maker, shall execute and deliver a revolving credit note, in the stated principal amount of $10,000,000, in favor of Bank of America, N.A., as payee (the “Bank of America Note”), which Bank of America Note as the same may be amended, renewed, restated, replaced or consolidated from time to time shall be a “Revolving Credit Note” referred to in the Credit Agreement.
     17. Swingline Note. Contemporaneously with the execution and delivery of this Amendment, the Borrower, as maker, shall execute and deliver a promissory note, in the stated principal amount of $5,000,000, in favor of U.S. Bank National Association, as payee (the “New Swingline Note”), which New Swingline Note shall amend, restate and replace the Swingline Note dated as of March 22, 2007, from the Borrower, as maker, in favor of U.S. Bank National Association, as payee, in the stated principal amount of $15,000,000 (the “Old Swingline Note”), and which New Swingline Note, as the same may be amended, renewed restated, replaced or consolidated from time to time shall be the “Swingline Note” referred to in the Credit Agreement.
     18. Reaffirmation of Credit Documents. The Borrower reaffirms its obligations under the Credit Agreement, as amended hereby, and the other Credit Documents to which it is a party or by which it is bound, and represents, warrants and covenants to the Agent and the Banks, as a material inducement to the Agent and each Bank to enter into this Amendment, that (a) the Borrower has no and in any event waives any, defense, claim or right of setoff with respect to its obligations under, or in any other way relating to, the Credit Agreement, as amended hereby, or any of the other Credit Documents to which it is a party, or the Agent’s or any Bank’s actions or inactions in respect of any of the foregoing, and (b) all representations and warranties made by or on behalf of the Borrower in the Credit Agreement and the other Credit Documents are true and complete on the date hereof as if made on the date hereof.
     19. Conditions Precedent to Amendment. Except to the extent waived in a writing signed by the Agent and delivered to the Borrower, the Agent and the Banks shall have no duties under this Amendment until the Agent shall have received fully executed originals of each of the following, each in form and substance satisfactory to the Agent:
     (a) Amendment. This Amendment;
     (b) Bank of America Note. The Bank of America Note;
     (c) New Swingline Note. The New Swingline Note;
     (d) Form U-1. A Form U-1 for the Borrower whereby, among other things, (i) the maximum principal amount of Revolving Credit Loans that may be outstanding from time to time
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under the Credit Agreement is noted as being $50,000,000, and (ii) the Borrower concurs (and the Borrower does hereby concur) with the assessment of the market value of the margin stock or other investment property described in the attachment to such Form U-1 as of the date provided in such attachment;
     (e) Secretary’s Certificate. A certificate from the Secretary or Assistant Secretary of the Borrower certifying to the Agent that, among other things, (i) attached thereto as an exhibit is a true and correct copy of the resolutions of the board of directors of the Borrower authorizing the Borrower to enter into the transactions described in this Amendment and the execution, delivery and performance by the Borrower of any documents related to this Amendment, (ii) the articles of incorporation and by-laws of the Borrower as delivered to the Agent pursuant to the Secretary’s Certificate dated March 20, 2009 from the Borrower’s secretary remain in full force and effect and have not been amended or otherwise modified or revoked, and (iii) attached thereto as exhibits are certificates of good standing, each of recent date, from the Secretary of State of Maryland and the Secretary of State of Kansas, certifying the good standing and authority of the Borrower in such states as of such dates; and
     (f) Other Documents. Such other documents as the Agent may reasonably request to further implement the provisions of this Amendment or the transactions contemplated hereby.
     20. No Other Amendments; No Waiver of Default. Except as amended hereby, the Credit Agreement and the other Credit Documents shall remain in full force and effect and be binding on the parties in accordance with their respective terms. By entering into this Amendment, the Agent and the Banks are not waiving any Default or Event of Default which may exist on the date hereof.
     21. Expenses. The Borrower agrees to pay and reimburse the Agent and/or the Banks for all out-of-pocket costs and expenses incurred in connection with the negotiation, preparation, execution, delivery, operation, enforcement and administration of this Amendment, including the reasonable fees and expenses of counsel to the Agent and the Banks.
     22. Counterparts; Fax Signatures. This Amendment and any documents contemplated hereby may be executed in one or more counterparts and by different parties thereto, all of which counterparts, when taken together, shall constitute but one agreement. This Amendment and any documents contemplated hereby may be executed and delivered by facsimile or other electronic transmission and any such execution or delivery shall be fully effective as if executed and delivered in person.
     23. Governing Law. This Amendment shall be governed by the same law that governs the Credit Agreement.
[Remainder of Page Intentionally Left Blank]
Fifth Amendment to Credit Agreement —Page 9

K.S.A. §16-118 Required Notice. This statement is provided pursuant to K.S.A. §16-118: “THIS AMENDMENT TO CREDIT AGREEMENT IS A FINAL EXPRESSION OF THE AMENDMENT TO CREDIT AGREEMENT BETWEEN THE BANKS (AS CREDITORS) AND THE BORROWER (AS DEBTOR) AND SUCH WRITTEN AMENDMENT TO CREDIT AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL AMENDMENT TO CREDIT AGREEMENT OR OF A CONTEMPORANEOUS ORAL AMENDMENT TO CREDIT AGREEMENT BETWEEN THE BANKS AND THE BORROWER.” THE FOLLOWING SPACE CONTAINS ANY NON-STANDARD TERMS, INCLUDING THE REDUCTION TO WRITING OF ANY PREVIOUS ORAL AMENDMENT TO CREDIT AGREEMENT:
NONE.
     The creditors and debtor, by their respective initials or signatures below, confirm that no unwritten amendment to credit agreement exists between the parties:
Creditor:
Creditor:
Creditor:
Debtor:
[signature page(s) to follow]
Fifth Amendment to Credit Agreement — Initial Page

     IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

TORTOISE ENERGY CAPITAL CORPORATION, the Borrower
By:
	Name:	Terry Matlack
	Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Agent and as a Bank
By:
	Name:	Colleen S. Hayes
	Title:	Vice President

COMERICA BANK, as a Bank
By:
	Name:	Mark J. Leveille
	Title:	Vice President

BANK OF AMERICA, N.A. as a Bank
By:
Name:
Title:

Fifth Amendment to Credit Agreement — Signature Page

EXHIBIT A
(Banks and Commitments)

	Revolving
	Credit Loan	Swingline Loan
	Commitment	Commitment	Bank’s Total	Bank’s Pro-Rata
Bank	Amount	Amount*	Commitment Amount	Percentage
U.S. Bank National Association	$30,000,000	$5,000,000	$30,000,000	0.600000000000
Comerica Bank	$10,000,000	0	$10,000,000	0.200000000000
Bank of America, N.A.	$10,000,000	0	$10,000,000	0.200000000000
TOTALS:	$50,000,000	$5,000,000	$50,000,000	1.000000000000

*	As more particularly described in the Agreement, the Swingline Loan Commitment is a subcommitment under the Revolving Credit Loan Commitments. Accordingly, extensions of credit under the Swingline Loan Commitment act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available under the Revolving Credit Loan Commitments.
Fifth Amendment to Credit Agreement — Exhibit A

EXHIBIT D
[Form of Borrowing Base Certificate]
BORROWING BASE CERTIFICATE
     This Borrowing Base Certificate (“Certificate”) is delivered pursuant to Section                      of the Credit Agreement (as amended, the “Credit Agreement”), dated as of March 22, 2007, among Tortoise Energy Capital Corporation, a Maryland corporation (the “Borrower”); certain lenders (the “Banks”); U.S. Bank National Association, a national banking association, as the lender for Swingline Loans (in such capacity, the “Swingline Lender”); and U.S. Bank National Association, a national banking association, as agent for the Banks hereunder (in such capacity, the “Agent”); and as lead arranger hereunder (in such capacity, the “Lead Arranger”). Capitalized terms used and not defined in this Certificate have the meanings given to them in the Credit Agreement.
     The undersigned hereby certifies that he or she is an authorized signor of the Borrower and, as such, is authorized to execute and deliver this Certificate on behalf of the Borrower and, certifies to the Agent that:
     1. Borrowing Base Calculation. The Borrowing Base for the Borrower, as of                      ___, 20___, is as follows:

A. Total Value of Acceptable Assets of Borrower (“Acceptable Assets”)	$
B. 33-1/3% of Acceptable Assets	$
C. “senior securities representing indebtedness” (as such term is used in the 1940 Act), other than Loans	$
D. Borrowing Base (line B minus line C)	$
     2. Calculation of Availability Under the Credit Agreement. The maximum amount of Loan available under the Credit Agreement as of                      ___, 20___, is as follows:

A. Revolving Credit Loan Commitments	$
B. Lesser of 1D or 2A	$
C. Current Outstanding Balances on Revolving Credit Loans and Swingline Loans	$
D. Availability (line 2B minus line 2C)	$
E. Requested Advance (if any)	$
Fifth Amendment to Credit Agreement — Exhibit D

     3. Compliance with 1940 Act. As of                     , 20___, the Borrower is in material compliance with the 1940 Act, including but not limited to, all leverage regulations specified in the 1940 Act. As of the date hereof, the Borrower’s applicable “Asset Coverage,” determined as required by Section 18(f)(1) of the 1940 Act, for the following is:

(i) Senior Securities Representing Indebtedness (as used in the 1940 Act)	%

(ii) Senior Securities (as used in the 1940 Act) that are Stock	%
     4. Reliance. This Certificate is delivered to the Agent for its benefit and the benefit of the Banks, the Swingline Lender and the Lead Arranger and may be conclusively relied upon by all such Persons.
     IN WITNESS WHEREOF, the undersigned has executed this certificate on behalf of the Borrower as of the date first above written.

TORTOISE ENERGY CAPITAL CORPORATION
By:
Name:
Title:

Fifth Amendment to Credit Agreement — Exhibit D